Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES ANNOUNCES DETAILS OF SPECIAL DIVIDEND ELECTIONS

AND VALUATION

NASHVILLE, Tenn. (December 13, 2012) – Ryman Hospitality Properties, Inc. (NYSE: RHP) today announced the results of stockholder elections related to the special dividend in the amount of $6.84 per share of common stock, or an aggregate of approximately $309.8 million, declared in connection with Ryman Hospitality Properties’ plan to qualify as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013. The special dividend is payable on December 21, 2012 to stockholders of record as of the close of business on November 13, 2012. Stockholders of record had the option to elect to receive the special dividend in cash or shares of common stock, with the total amount of cash payable to stockholders limited to a maximum of 20 percent, or approximately $62.0 million, of the special dividend.

Holders of approximately 31.5 million shares, or 69.6% of Ryman Hospitality Properties’ outstanding common stock on the record date, elected to receive the special dividend in cash. Holders of the approximately 13.8 million shares remaining, or 30.4%, will receive their special dividend entirely in shares of common stock. Stockholders who elected to receive the special dividend in cash will receive approximately $1.9662 per share in cash and approximately 0.1317 shares of common stock for every share held on the record date. Stockholders receiving the special dividend in stock will receive approximately 0.1848 shares of common stock for every share held on the record date. The number of shares of common stock to be distributed is based on $37.0067 per share, which is the average of the closing prices per share of common stock on the New York Stock Exchange for the three trading days following December 7, 2012, the date that election forms were due. All stockholders will receive cash in lieu of any fractional shares. Ryman Hospitality Properties will issue approximately 6.7 million new shares of common stock in connection with the payment of the special dividend.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), formerly known as Gaylord Entertainment Company, a leading hospitality and entertainment company based in Nashville Tennessee, is in the process of restructuring its assets and operations in order to elect to be taxed as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013, at which time, Ryman Hospitality Properties intends to specialize in group-oriented, destination hotel assets in urban and resort markets. Ryman Hospitality Properties’ owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International under the Gaylord Hotels brand. Other owned assets managed by Marriott International include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. Ryman Hospitality Properties also owns and operates a number of media and entertainment assets including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected timing of the payment of the special dividend and the Company’s expectation to elect REIT status and the timing and effect of that election. Actual results may differ materially from those indicated in forward-looking statements as a result of various important factors, including: the Company’s ability to execute its strategic goals as a REIT, the expected timing of the payment of the special dividend and the Company’s ability to qualify as a REIT effective as of January 1, 2013 or at all, and, to maintain that qualification.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President, Corporate Finance and Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com